UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, World Financial Center
New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

At its meetings held on January 23 and 24, 2011, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of American Express Company (the “Company”) made various decisions regarding the compensation to be awarded to the Company’s chairman and chief executive officer, Kenneth I. Chenault, for the year ended December 31, 2010.  Reflecting the goal of further tying executive compensation more closely to long-term Company performance, the Committee decided to pay the significant majority of Mr. Chenault’s annual incentive compensation and portfolio grant payouts in the form of equity-based Restricted Stock Units (“RSUs”), rather than making such payments primarily in cash as had historically been done.  Such RSUs will vest in January 2012.  One-half of the common shares to be delivered to Mr. Chenault upon vesting of the RSUs (net of shares withheld for payment of taxes) will be required to be retained by him until one year after his retirement from the Company.  As part of his ongoing financial planning and in light of the change in compensation mix, Mr. Chenault sold 170,000 shares of the Company’s common stock on January 27, 2011, at various prices ranging from $44.36 to $44.75 per share.  The shares that were sold represented approximately 15.6% of Mr. Chenault’s share holdings in the Company as of the sale date.  Mr. Chenault continues to own 917,624 shares of the Company’s common stock.  In addition, Mr. Chenault will acquire 122,124 shares of the Company’s common stock (before the deduction of shares to satisfy tax withholding obligations) upon the vesting of RSUs on January 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date:  January 28, 2011